Exhibit 99.2

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: February 6, 2014

Otter Tail Corporation Appoints
Charles S. MacFarlane President and Chief Operating Officer

Otter Tail Power Company to name successor to MacFarlane in second quarter, 2014

FERGUS FALLS, Minnesota. – Otter Tail Corporation (NASDAQ: OTTR) today announced the appointment of Charles (Chuck) S. MacFarlane, current president and CEO of Otter Tail Power Company, to the role of president and chief operating officer of Otter Tail Corporation, effective April 14, 2014. In his new role, MacFarlane will advance the growth and profitability strategies in place at both Otter Tail Power Company and the manufacturing and infrastructure businesses under Varistar, while current Otter Tail Corporation President and CEO, Edward J. (Jim) McIntyre will continue to guide corporate strategy. McIntyre expects to retire at the corporation’s annual shareholder meeting in 2015. MacFarlane is expected to be named as McIntyre’s successor at that time. Otter Tail Power Company intends to name MacFarlane’s successor in the  second quarter 2014.

“I am delighted to announce Chuck’s new role at Otter Tail Corporation,” said McIntyre. “His achievements and wide-ranging management experience, insights into the corporation’s culture, and appreciation for its diversified business model, make him ideally qualified for this new role. Under his leadership, Otter Tail Power Company has produced consistently strong financial results, while keeping rates low and maintaining good relationships with customers and regulators.”

“The opportunity to help further increase the value of our corporation is invigorating,” said MacFarlane. “Otter Tail Corporation’s approach to diversification – through our electric platform and through our manufacturing and infrastructure platform under Varistar– has never been more important to the long-term success of the company. I am privileged to serve alongside such a strong executive team, leadership bench and talented, dedicated employees.”

McIntyre added, “Naming Chuck president now gives the two of us the chance to work closely together for a year before I retire, which represents sound succession planning for the organization. I look forward to collaborating with Chuck during the coming year to help ensure a smooth transition.”

1

MacFarlane joined Otter Tail Power Company in 2001 and has served as president of the utility since 2003 and chief executive officer since 2007. During his tenure, the utility attained industry-leading customer satisfaction levels and safety records. Further, MacFarlane transitioned the organization toward an increasingly balanced portfolio of power generation, moving early into wind generation, and he secured significant transmission-expansion investments. He played a central role in returning wind tower manufacturer and Varistar company, DMI Industries, to profitability prior to its sale. He also has served as an active member of Otter Tail Corporation’s executive team, which focuses on strategic planning.

Prior to joining Otter Tail Power Company, MacFarlane served as director of electric distribution planning and engineering for Xcel Energy’s multi-state service territory. He also was director of delivery construction and field operations for Northern States Power Company, prior to its merger with New Centuries Energy and becoming Xcel Energy.

MacFarlane earned a bachelor’s degree in electrical engineering from the University of North Dakota, Grand Forks, N.D., and his master’s degree in business administration from the University of St. Thomas, St. Paul, Minn. He is also a graduate of the Minnesota Executive Program at the University of Minnesota’s Carlson School of Management.

About Otter Tail Corporation
Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing and infrastructure businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minn., and Fargo, N.D.

###

2